THIS SERVICE RENEWAL AGREEMENT made as of the 15th day of February, 2010

BETWEEN:

Play LA Inc., a body corporate pursuant to the laws of the British Virgin Islands;

(hereinafter called “PLAY LA”)

OF THE FIRST PART

AND:

ON A ROLL Media Inc., a body corporate incorporated pursuant to the laws of British Columbia;

(hereinafter called “ON A ROLL”)

OF THE SECOND PART

WHEREAS:

A.

PLAY LA operates a business that specializes in identifying and acquiring businesses and assets relating to online content publishing and internet advertising solutions for online gaming operators;

B.

ON A ROLL carries on a service business in Canada which involves the analysis of the online marketplace and the provision of website development, technical support, and marketing and advertising services;

C.

ON A ROLL entered into a Services Agreement with Play LA, and has been providing certain online services for PLAY LA since February 1, 2007, and Play LA is desirous of extending the terms of the original services agreement and continuing to obtain certain online services from ON A ROLL.

NOW THEREFORE this Agreement witnesses that PLAY LA hereby retains ON A ROLL on the following terms and conditions which are hereby agreed to by ON A ROLL and PLAY LA.

1.

The term of this engagement shall be extended for twenty-four (24) months unless terminated earlier under this Agreement, ending on February 14th, 2012.

2.

ON A ROLL shall provide, on PLAY LA’s instruction and direction, the following services to PLAY LA:

(a)

those services set out on Schedule 1 attached hereto;

(b)

such other duties and may be agreed upon between the parties.

3.

In consideration of the performance of the aforementioned services, PLAY LA agrees to pay to ON A ROLL the following:

(a)

one hundred percent (100%) of all out-of-pocket expenses incurred by ON A ROLL for PLAY LA; and

(b)

a monthly fee of One Thousand Five Hundred Dollars ($1,500.00) U.S.; and

(c)

within ten (10) days of the end of each month, ON A ROLL shall render an account to PLAY LA for its services rendered during the previous month and PLAY LA agrees to pay the same within thirty (30) days of receipt, at the rates outlined in the attached Schedule 2, all pricing subject to a premium of two percent (2%) to be added to the total invoice if the same is not paid within thirty (30) days.

4.

ON A ROLL acknowledges and agrees that all information which it receives in the course of providing services to PLAY LA are confidential and proprietary information of PLAY LA, the protection of which is critical to PLAY LA’s business.  PLAY LA acknowledges that certain software, documentation and program listings which may be disclosed by ON A ROLL to PLAY LA are confidential and proprietary information of ON A ROLL or its suppliers.  Each party agrees that all proprietary confidential information or material furnished by either party pursuant to or in connection with this Agreement shall be held in confidence, disclosed only to those employees or representatives of the receiving party with a need to know and used only in performance with this Agreement.  Each party will exercise the same standard of care as it uses to protect its own confidential or proprietary information.

5.

Nothing in this Agreement shall limit or restrict ON A ROLL’s ability to provide services to customers other than PLAY LA.  In addition, nothing in this Agreement shall limit or restrict PLAY LA’s ability to obtain services similar to those provided by ON A ROLL from other persons.

6.

ON A ROLL and PLAY LA agree that ON A ROLL is an independent contractor in relation to PLAY LA.  Nothing in this Agreement or the provision of services by ON A ROLL pursuant to this Agreement shall constitute PLAY LA and ON A ROLL as partners or joint venturers in any way or establish any relationship of principal and agent between them.

7.

ON A ROLL shall have no authority to contract for or on behalf of PLAY LA or otherwise legally commit PLAY LA except as and when specifically authorized by  PLAY LA.

8.

Either ON A ROLL or PLAY LA may terminate ON A ROLL’s engagement by giving up to thirty (30) days’ written notice.  This Agreement shall terminate upon the expiration of such thirty (30) day notice.  Failing such notice, this Agreement shall automatically be renewed from year to year PROVIDED HOWEVER the engagement of ON A ROLL hereunder may be terminated by PLAY LA at any time without notice for cause as that term is defined by any court of competent jurisdiction in Barbados.

9.

This Agreement shall be governed and construed in accordance with the laws of the British Virgin Islands and the Province of British Columbia

10.

Any and all notices called for by this Agreement shall be given in writing and may be delivered personally to the parties or may be sent by first class pre-paid registered mail as follows:

If to PLAY LA:

PLAY LA INC.

c/o Mossack Fonseca
Akara Building, PO Box 3136.

De Castro Street,  Wickhams Cay 1
Road Town, Tortola
B.V.I.

Attention:  David Hallonquist

If to ON A ROLL:

ON A ROLL MEDIA INC.

c/o 1355 Main Street

North Vancouver, BC

Canada  V7J 1C4

Any notice or mail shall be deemed to have been given and received by the party to whom it is addressed on the seventh business day following the date of mailing thereof in the city where mailed.  Either party shall have the right to give notice to the other party changing its address as stated above and such address shall thereupon be deemed to be changed accordingly.

11.

Notwithstanding the date of execution hereof, this Agreement shall be deemed to bear the date as of the 15th day of February, 2010.

12.

No waiver by a party of any breach or default committed by the other party shall constitute a waiver of any subsequent breach or default.  The failure of a party to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any party’s right to assert such claim at any time thereafter.

13.

This Agreement may be executed in counterparts.  The counterparts when read together shall form one agreement.

14.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective administrators, successors and permitted assigns.

15.

ON A ROLL may not assign any or all of its obligations or rights arising under this Agreement without the prior written consent of PLAY LA.

16.

PLAY LA may assign any or all of its rights or obligations arising from this Agreement provided that any assignee shall agree in writing to assume all obligations undertaken by PLAY LA herein and so assigned by PLAY LA.  Upon such assignment and assumption, PLAY LA shall be under no further obligation to ON A ROLL with respect to any matters so assigned.

IN WITNESS WHEREOF PLAY LA INC. has executed this Agreement at North Vancouver, British Columbia

PLAY LA INC.

Per:

/s/ David Hallonquist

Authorized Signatory

IN WITNESS WHEREOF ON A ROLL Media Inc. has executed this Agreement at North Vancouver, British Columbia

ON A ROLL MEDIA INC.

Per:

/s/ J.Bradley

Authorized Signatory

Schedule 1

LIST OF SERVICES PROVIDED

BY ON A ROLL TO PLAY LA

Web site maintenance- HTML, Java, etc.

Software development

Sales, Marketing and Business Development Services

IT support services

Search Engine Optimization

Financial modeling for all properties

Translation and local content provision

Creation and maintenance of forums, blogs, newsletters and communities

Hosting and Traffic management

Scientific research and development of properties

International expansion, new market development

Schedule 2

Compensation Rates Paid

To ON A ROLL by PLAY LA

Hourly Rate of USD 80 per hour

Commission equal to 10% of total amount of paid advertising sold

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